Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

Common Stock

        General.    Our authorized common stock consists of 170,000,000 shares of Class A Common Stock, $.01 par value per share, 50,000,000 shares of Class B Common Stock, $.01 par value per share, and 30,000,000 shares of Class C Common Stock, $.01 par value per share. Under Indiana law, shareholders are generally not liable for our debts or obligations.

        Dividends.    Holders of record of shares of common stock on a record date fixed by our board of directors are entitled to receive such dividends as may be declared by the board of directors out of funds legally available for such distributions. MediaCo may not declare or pay dividends in cash or property on any share of any classes of common stock, however, unless simultaneously the same dividend is declared or paid on each share of the other class of common stock. In the case of any stock dividend, holders of MediaCo Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of MediaCo Class A Common Stock) as the holders of MediaCo Class B Common Stock receive (payable in shares of MediaCo Class B Common Stock) and the holders of MediaCo Class C Common Stock receive (payable in shares of MediaCo Class C Common Stock). Notwithstanding the forgoing, holders of MediaCo Class B Common Stock may receive a different dividend or share of dividends than is received by the holders of MediaCo Class A Common Stock and MediaCo Class C Common Stock if such disparity is approved in advance by the affirmative vote of the holders of the majority of the then-outstanding MediaCo Class A Common Stock and a majority of the then-outstanding MediaCo Class B Common Stock, each voting as a separate class. The payment of common stock dividends is currently restricted by our credit facility.

        Voting Rights.    Holders of MediaCo Class A Common Stock and holders of MediaCo Class B Common Stock vote as a single class on all matters submitted to a vote of the common shareholders, with each share of MediaCo Class A Common Stock entitled to one vote and each share of MediaCo Class B Common Stock entitled to ten votes, except:

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for the election of three directors voted on by the holders of MediaCo Class A Common Stock voting as a separate class (the "MediaCo Class A Directors") and the election of four directors voted on by the holders of MediaCo Class B Common Stock voting as a separate class (the "MediaCo Class B Directors");

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with respect to any proposed "going private" transaction (as defined below) between the Company and SG Broadcasting (the holder of all the MediaCo Class B Common Stock), or an affiliate of SG Broadcasting, or any group of which SG Broadcasting or an affiliate of SG Broadcasting is a member; and

•	as otherwise provided by law.

        In the election of directors, the holders of MediaCo Class A Common Stock are entitled to vote as a separate class to elect the MediaCo Class A Directors. Under MediaCo's Articles of Incorporation, during the term of that certain Management Agreement between MediaCo and Emmis Operating Company (“EOC”) dated November 25, 2019, or so long as amounts remain outstanding under that certain promissory note dated November 25, 2019, from MediaCo to Emmis Communications Corporation, MediaCo's board of directors is required to nominate three persons specified by EOC, and no other persons, to serve as MediaCo Class A Directors. The holders of MediaCo Class B Common Stock are entitled to vote as a separate class to elect the MediaCo Class B Directors. The holders of MediaCo Class A Common Stock and the holders of MediaCo Class B Common Stock are entitled to elect the remaining directors by voting as a single class with each share of MediaCo Class A Common Stock entitled to one vote and each share of MediaCo Class B Common Stock entitled to ten votes.

        Directors are divided into three classes, as nearly equal in number as possible, whose three-year terms expire in successive years. At each annual election of directors, the successors to the class of directors whose term then expires are elected to hold office for a term of three years and until the director's successor is elected and qualifies or until the director's earlier resignation, removal from office or death. Holders of common stock are not entitled to cumulate votes in the election of directors.

Exhibit 4.1

        The holders of MediaCo Class A Common Stock and the holders of MediaCo Class B Common Stock vote as a single class with respect to any proposed "going private" transaction, with each share of MediaCo Class A Common Stock entitled to one vote and each share of MediaCo Class B Common Stock entitled to ten votes. In addition, the approval of any proposed "going private" transaction requires the approval of the holders of the majority of the outstanding MediaCo Class A Common Stock. A "going private" transaction is any "Rule 13e-3 Transaction" (as that term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended) between MediaCo and SG Broadcasting, any affiliate of SG Broadcasting or any group of which SG Broadcasting or an affiliate of SG Broadcasting is a member. An "affiliate" is defined as:

•	any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with SG Broadcasting; or

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any corporation or organization (other than MediaCo or a majority-owned subsidiary of MediaCo) of which SG Broadcasting is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which SG Broadcasting has a substantial beneficial interest.

        Under Indiana law, the affirmative vote of the holders of a majority of the outstanding shares of any class of capital stock is required to approve, among other things, a change in the designation, rights, preferences or limitations of the shares of such class of capital stock.

        Holders of MediaCo Class C Common Stock do not have any rights to vote, except as may be required by Indiana law.

        Liquidation Rights.    Upon liquidation, dissolution or winding-up of MediaCo, except as otherwise provided in the Articles of Incorporation or as approved by the affirmative vote of the holders of a majority of the then-outstanding MediaCo Class A Common Stock and the holders of a majority of the then-outstanding MediaCo Class B Common Stock, each voting as a separate class, the holders of MediaCo Class A Common Stock will be entitled to share ratably with the holders of MediaCo Class B Common Stock in all assets available for distribution after payment in full of creditors and payment in full to any holders of our preferred stock then outstanding of any amount required to be paid under the terms of such preferred stock.

        Conversion.    Each share of MediaCo Class B Common Stock is convertible, at the option of its holder, into one share of MediaCo Class A Common Stock at any time. One share of MediaCo Class B Common Stock will convert automatically and without the requirement of any further action into one share of MediaCo Class A Common Stock upon its sale or other transfer to a person or entity other than SG Broadcasting or an affiliate of SG Broadcasting. A pledge of shares of MediaCo Class B Common Stock is not considered a transfer for this purpose unless the pledge is enforced. All outstanding shares of MediaCo Class B Common Stock will convert automatically and without the requirement of any further action into an equivalent number of shares of MediaCo Class A Common Stock upon the affirmative vote of the holders of two-thirds of the holders of the then-outstanding MediaCo Class B Common Stock, voting as a separate class.

        Other Provisions.    The holders of common stock are not entitled to preemptive rights

        In any merger, consolidation or business combination, the consideration to be received per share by the holders of MediaCo Class A Common Stock, MediaCo Class B Common Stock and MediaCo Class C Common Stock must be identical for each class of stock, except that (i) in any such transaction in which shares of common stock are to be distributed, such shares may differ as to voting rights to the extent that the voting rights provided in the MediaCo Articles of Incorporation differ between the MediaCo Class A Common Stock, the MediaCo Class B Common Stock and the MediaCo Class C Common Stock, and (ii) holders of MediaCo Class B Common Stock may receive different or disproportionate distributions or payments in connection with such merger, consolidation or business combination as compared to those received by the holders of MediaCo Class A Common Stock and MediaCo Class C Common Stock if such merger, consolidation or business combination is approved by the affirmative vote of the holders of the majority of the then-outstanding MediaCo Class A Common Stock, a majority of the then-outstanding MediaCo Class B Common Stock, and a majority of the then-outstanding MediaCo Class C Common Stock, each voting as a separate class.

        No class of common stock may be subdivided, combined, or reclassified unless concurrently the other classes of common stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same

Exhibit 4.1

manner, except that shares of one class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved by the affirmative vote of the holders of the majority of the then-outstanding MediaCo Class A Common Stock, a majority of the then-outstanding MediaCo Class B Common Stock, and a majority of the then-outstanding MediaCo Class C Common Stock, each voting as a separate class.

        Foreign Ownership Restriction.    Our Articles of Incorporation restrict the ownership, voting and transfer of our capital stock, including the MediaCo Class A Common Stock, in accordance with the Communications Act of 1934, as amended (the "Communications Act"), and the rules of the Federal Communications Commission (the "FCC"), to prohibit ownership of more than 25% of our outstanding capital stock or more than 25% of the voting rights it represents by or for the account of aliens (as defined in the Communications Act) or corporations otherwise subject to domination or control by aliens. The Articles of Incorporation authorize our board of directors to prohibit any transfer of our capital stock that would cause MediaCo to violate this prohibition. In addition, the Articles of Incorporation provide that shares of our capital stock determined by the board of directors to be beneficially owned by an alien shall always be subject to redemption by MediaCo by action of the board of directors to the extent necessary, in the judgment of the board of directors, to comply with the alien ownership restrictions of the Communications Act and FCC rules. The Articles of Incorporation further authorize our board of directors to adopt such provisions as it deems necessary to enforce these alien ownership restrictions.

        Listing.     MediaCo Class A Common Stock is listed on Nasdaq under the symbol "MDIA."

Preferred Stock

        Our authorized stock also includes 10,000,000 shares of preferred stock, $.01 par value per share. The preferred stock may be issued with such designations, preferences, limitations and relative rights as the board of directors may authorize, including but not limited to:

•	the distinctive designation of each series and the number of shares that will constitute such series;

•	the voting rights, if any, of shares of such series;

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the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable;

•	the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series;

•	any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding-up of the company or the distribution of its assets; and
•	the prices or rates of conversion at which, and the terms and conditions of which, the shares of such series may be converted into other securities, if such shares are convertible.

On December 13, 2019, our Articles of Incorporation were amended to designate 300,000 shares of the Company’s preferred stock as MediaCo Series A Preferred Shares.  The Series A Preferred Shares carry an original purchase price of $100 per share, are entitled to cumulative dividends accruing at an annual rate equal to the rate of interest on any senior credit facility of MediaCo, or if no senior credit facility is outstanding, of 6.00%, and an additional increase of 1.00% following the first anniversary of the date of issuance and additional increases of 1.00% following each successive anniversary thereafter. All such dividends will compound and be added to the accrued value of the Series A Preferred Shares on the anniversary of the issue date and shall be payable solely in additional Series A Preferred Shares.  In the event of a liquidation, dissolution or winding up of MediaCo, the Series A Preferred Shares shall be paid the greater of the accrued value of the Series A Preferred Shares or the amount per share as would have been payable had each Series A Preferred Share been converted into MediaCo Class A Common Stock immediately prior to such liquidation, dissolution or winding up, and in either case shall be paid before any payments are made upon Common Stock or any shares of MediaCo preferred stock that are not designated to be senior to or on parity with the Series A Preferred Shares.   The affirmative vote of the holders of more than fifty percent (50%) of the Series A Preferred Shares shall be required to adversely alter or change the rights, preferences or privileges of the Series A Preferred Shares.  The Series A Preferred

Exhibit 4.1

Shares are convertible at the option of the holder into a number of shares of MediaCo Class A Common Stock equal to the accrued value of such shares divided by the thirty day volume-weighted average price of the MediaCo Class A Common Stock immediately prior to the conversion date, with any fractional shares paid in cash.  Unless prohibited by Indiana law or the terms of MediaCo’s senior debt, any Series A Preferred Shares shall be redeemed by MediaCo for cash equal to the accrued value of such Series A Preferred Shares upon written demand for redemption by a holder of the Series A Preferred Shares made any time on or after June 12, 2025.  If any Series A Preferred Shares presented for redemption are not permitted to be redeemed, such shares shall be redeemed as soon as lawfully permitted thereafter.  Pending such delayed redemption, such Series A Preferred Shares shall remain outstanding and entitled to all of the rights and privileges of Series A Preferred Shares, and MediaCo shall pay interest on the redemption price at a per annum rate equal to ten percent (10%) or the maximum amount permitted by law.  Any Series A Preferred Shares acquired by the Company for any reason shall be returned to the status of authorized but unissued preferred stock.

.    The foregoing description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Articles of Incorporation, By-laws, and the applicable provisions of the Indiana Business Corporation Law.